UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 6, 2007

(Date of Earliest Event Reported)

KYPHON INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Commission File:	77-0366069
(State or Other Jurisdiction of Incorporation or Organization)	000-49804	(I.R.S. Employer Identification No.)

1221 Crossman Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices)

(408) 548-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

On January 31, 2007, Kyphon Inc. (“Kyphon”) entered into a purchase agreement (the “Purchase Agreement”) under which it agreed to sell $175 million aggregate principal amount of its 1.00% Convertible Senior Notes due 2012 (the “2012 Notes”) and $175 million aggregate principal amount of its 1.25% Convertible Senior Notes due 2014 (the “2014 Notes” and, together with the 2012 Notes, the “Notes”) to J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Banc of America Securities LLC (collectively, the “Initial Purchasers”). The Purchase Agreement also granted the Initial Purchasers an over-allotment option to purchase up to an additional $25 million aggregate principal amount of each of the 2012 Notes and 2014 Notes.

The closing of the sale of the Notes, including $25 million aggregate principal amount of 2012 Notes and $25 million aggregate principal amount of 2014 Notes pursuant to the Initial Purchasers’ exercise of the over-allotment options with respect to such notes, occurred on February 6, 2007.

The Notes are governed by an indenture, dated as of February 6, 2007 (the “Indenture”), between the Company and U.S. Bank National Association as trustee (the “Trustee”). The descriptions of the Notes and Indenture in this report are summaries only, and are qualified in their entirety by the terms of the Indenture and the Notes, which are attached hereto as Exhibit 4.1, and incorporated herein by reference.

Both the 2012 Notes and the 2014 Notes will be convertible into cash and, if applicable, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) based on a conversion rate of 17.1951 shares of Common Stock per $1,000 principal amount of 2012 Notes or 2014 Notes, as the case may be (which is equal to an initial conversion price of approximately $58.16 per share), only under the following circumstances: (1) during any fiscal quarter beginning after June 30, 2007 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price; (2) during the five business-day period after any five consecutive trading-day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of note for each day of such Measurement Period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such day; (3) upon the occurrence of certain specified corporate transactions; and (4) with respect to the 2012 Notes, at any time on or after December 1, 2011, and with respect to the 2014 Notes, at any time on or after December 1, 2013, in each case through the third business day preceding the applicable maturity date.

The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon conversion, Kyphon will pay cash and shares of Common Stock, if any, based on a daily conversion value calculated during a 30 trading-day observation period. The initial conversion price represents a premium of approximately 24% relative to the last reported sale price of common stock of the Company on the Nasdaq Global Select Market of $46.90 on January 31, 2007.

The 2012 Notes will bear interest at a rate of 1.00% per year and the 2014 Notes will bear interest at a rate of 1.25% per year. Interest on the Notes will accrue from February 6, 2007 and will be payable semiannually in arrears in cash on February 1 and August 1 of each year, beginning on August 1, 2007. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months and will accrue from February 6, 2007. The 2012 Notes and the 2014 Notes will mature on February 1, 2012 and February 1, 2014, respectively.

Holders of the Notes have the option to require Kyphon to repurchase their Notes in the event of certain specified fundamental changes. The repurchase price would be 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any. Kyphon may be required to pay a make-whole premium in the form of additional shares of Kyphon’s common stock on Notes converted in connection with certain corporate transactions that also constitute fundamental changes. The make-whole premium will be based on the trading price of Kyphon’s common stock on the date of the fundamental change.

The Notes will rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness. The Notes will rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness and effectively subordinated in right of payment to all of its subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to its secured obligations to the extent of the assets securing such obligation.

If an event of default, as defined in the Indenture, shall have happened and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, subject to certain exceptions provided in the Indenture, declare the principal amount of the 2012 Notes or 2014 Notes, as applicable, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the Notes and any unpaid interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

In connection with the sale of the Notes, Kyphon entered into a registration rights agreement, dated as of February 6, 2007, with the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, Kyphon has agreed to use its reasonable efforts to cause to become effective within 180 days after the closing of the offering of the Notes, a shelf registration statement with respect to the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes. Kyphon will use its reasonable efforts to keep the shelf registration statement effective until the earlier of (i) the sale or transfer pursuant to a shelf registration statement of all of the Notes and Common Stock issuable upon conversion of the Notes, and (ii) the date when holders (other than holders that are Kyphon’s “affiliates”) of the Notes and Common Stock issuable upon conversion of the Notes are able to sell all such securities immediately without restriction. Kyphon will be required to pay additional interest, subject to some limitations, to the holders of the Notes if it fails to comply with its obligations to register the Notes and the Common Stock issuable upon conversion of the Notes. The description of the Registration Rights Agreement in this report is a summary only, and is qualified in its entirety by the terms of the Registration Rights Agreement, which is attached hereto as Exhibit 4.2, and incorporated herein by reference.

In connection with the sale of the Notes, Kyphon entered into convertible note hedge transactions with respect to its Common Stock with certain of the Initial Purchasers or their affiliates (the “Hedge Participants”) providing for a call option requiring the Hedge Participants, upon exercise of the call option, to deliver to Kyphon cash and/or stock in the event of conversion of the Notes by holders thereof.

Kyphon also entered into warrant transactions with the Hedge Participants. The warrants issued to the Hedge Participants entitle the Hedge Participants to purchase a number of shares of Common Stock equal to the number of such shares initially issuable under the Notes, with an exercise price of $75.04, which represents a 60% premium over the last reported sale price of Kyphon’s Common Stock on January 31, 2007. The call options and warrants are separate contracts entered into by the Company, are not part of the terms of the Notes and will not affect the holders’ rights under the Notes.

Kyphon has been advised that, in connection with the convertible note hedge and warrant transactions, the Hedge Participants entered into various derivative transactions with respect to Kyphon’s common stock concurrently with or shortly after pricing of the notes. In addition, the Hedge Participants may enter into or unwind various derivative transactions with respect to Kyphon’s common stock and purchase or sell Kyphon’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of a note).

Kyphon estimates that the net proceeds from the offering, including proceeds resulting from the exercise of the Initial Purchasers’ overallotment option, will be approximately $390 million, after deducting discounts, commissions and estimated expenses. In addition, the warrant transactions resulted in gross proceeds to Kyphon of approximately $77 million. Kyphon used approximately $112 million of the combined net proceeds of the offering and proceeds from the sale of warrants to fund the cost of the convertible note hedge transactions. Kyphon intends to use the remaining net proceeds of approximately $355 million from the offering, together with revolver borrowings under its $250 million senior secured revolving credit facility, to retire the $425 million senior syndicated bank term loan used to complete its acquisition of St. Francis Medical Technologies, Inc.

The above descriptions of the Indenture, the Notes and the Registration Rights Agreement are summaries only and are qualified in their entirety by reference to the respective exhibits to this Current Report on Form 8-K.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 6, 2007, Kyphon issued $200 million aggregate principal amount of the 2012 Notes and $200 million aggregate principal amount of the 2014 Notes.

The Notes and the underlying Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Additional terms and conditions of the Notes are contained in Item 1.01 and are incorporated herein by reference.

ITEM 3.02.	Unregistered Sales of Equity Securities.

On February 6, 2007, Kyphon agreed to sell $175 million aggregate principal amount of the 2012 Notes and $175 million aggregate principal amount of the 2014 Notes to J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Banc of America Securities LLC in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The Purchase Agreement also granted the Initial Purchasers an over-allotment option to purchase up to an additional $25 million aggregate principal amount of each of the 2012 Notes and 2014 Notes. The net proceeds from the offering, including $25 million aggregate principal amount of 2012 Notes and $25 million aggregate principal amount of 2014 Notes pursuant to the Initial Purchasers’ exercise of the over-allotment options with respect to such notes, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by Kyphon, were approximately $390 million. The Initial Purchasers received aggregate discounts and commissions of $10 million in connection with the offering of the Notes.

Kyphon offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Kyphon relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

Kyphon offered and sold the warrants to the Hedge Participants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Kyphon relied on this exemption from registration based in part on representations made by the Hedge Participants in the warrant documents.

The Notes, the underlying Common Stock issuable upon conversion of the Notes and the warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Additional terms and conditions are contained in Item 1.01 and are incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
4.1	Indenture, dated as of February 6, 2007, between Kyphon Inc. and U.S. Bank National Association as trustee (including form of 1.00% Convertible Senior Note due 2012 and form of 1.25% Convertible Senior Note due 2014).

4.2	Registration Rights Agreement, dated as of February 6, 2007, among Kyphon Inc. and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Banc of America Securities LLC, for themselves and the other Initial Purchasers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2007

KYPHON INC.

By:	/s/ Richard W. Mott
Richard W. Mott
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Indenture, dated as of February 6, 2007, between Kyphon Inc. and U.S. Bank National Association as trustee (including form of 1.00% Convertible Senior Note due 2012 and form of 1.25% Convertible Senior Note due 2014).

4.2	Registration Rights Agreement, dated as of February 6, 2007, among Kyphon Inc. and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Banc of America Securities LLC, for themselves and the other Initial Purchasers.